Exhibit 4.6

SCHEDULE 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of the Corporation

NOUVEAU MONDE GRAPHITE INC. (the “Corporation”)

331, rue Brassard
Saint-Michel-des-Saints QC, J0K 3B0

2.	Date of Material Change

January 20, 2021

3.	News Release

A news release, in French and English versions, was issued on January 20, 2021 through Globe Newswire, copies of which are attached hereto.

4.	Summary of Material Change

The Corporation announced the closing of oversubscribed bought deal public offering.

5.	Full Description of Material Change

The Corporation announced that it has closed its bought deal public offering of C$17 million (the “Public Offering”), which forms part of the previously announced C$20 million financing. The Corporation expects the previously-announced C$5 million private placement launched concurrently with the Public Offering to close in early February 2021.

The Public Offering was conducted on a bought deal basis through BMO Capital Markets as sole underwriter (“BMO”), by way of a prospectus supplement dated January 15, 2021 (the “Prospectus Supplement”) to the Corporation’s short form base shelf prospectus dated January 10, 2019 (the “Base Shelf Prospectus”).

Pursuant to the Public Offering, the Corporation issued a total of 11,896,750 Common Shares at a price of C$1.45 per Common Share (the “Offering Price”) for gross proceeds to the Corporation of C$17,250,287.50, which includes the exercise, in full, by BMO of the over-allotment option granted by the Corporation to purchase an additional 1,551,750 Common Shares at the Offering Price.

The net proceeds of the Public Offering will be used for the Bécancour value added graphite project development, the Matawinie mine & concentrator detailed engineering and corporate general and administrative expenses.

In connection with the Public Offering, BMO received a cash commission of 6% of the gross proceeds of the Public Offering.

Under the Public Offering, Pallinghurst Graphite Limited (“Pallinghurst”) and Charles-Armand Turpin, insiders of the Corporation’s, purchased respectively 2,379,316 and 690,000 Common Shares, which constitutes “related parties transactions” within the meaning of Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions (“Regulation 61-101”) and TSXV Policy 5.9 – Protection of Minority Security Holders in Special Transactions. However, the directors of the Corporation who voted in favour of the Public Offering have determined that the exemptions from formal valuation and minority approval requirements provided for respectively under subsections 5.5(a) and 5.7(1)(a) of Regulation 61-101 can be relied on as neither the fair market value of the Common Shares issued to Pallinghurst and Charles-Armand Turpin nor the fair market value of the consideration paid exceed 25% of the Corporation’s market capitalization. None of the Corporation’s directors has expressed any contrary views or disagreements with respect to the foregoing.

6.	Reliance on subsection 7.1(2) of Regulation 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For all additional information, please contact:

Mr. Eric Desaulniers

President and Chief Executive Officer
Telephone: (819) 923-0333

9.	Date of Report

January 29, 2021

NOUVEAU MONDE GRAPHITE INC.

By:	(s) Eric Desaulniers
Eric Desaulniers
President and Chief Executive Officer

PRESS RELEASE

Not for distribution to U.S. news wire services or dissemination in the United States

NOUVEAU MONDE ANNOUNCES CLOSING OF OVERSUBSCRIBED BOUGHT DEAL PUBLIC OFFERING

MONTRÉAL, QUÉBEC, January 20, 2021 – Nouveau Monde Graphite Inc. (“Nouveau Monde” or the “Corporation”) (TSXV: NOU; OTCQX: NMGRF; Frankfurt: NM9) is pleased to announce that it has closed its bought deal public offering of C$17 million (the “Public Offering”), which forms part of the previously announced C$20 million financing. The Corporation expects the previously-announced C$5 million private placement launched concurrently with the Public Offering to close in early February 2021.

The Public Offering was conducted on a bought deal basis through BMO Capital Markets as sole underwriter (“BMO”), by way of a prospectus supplement dated January 15, 2021 (the “Prospectus Supplement”) to the Corporation’s short form base shelf prospectus dated January 10, 2019 (the “Base Shelf Prospectus”).

Pursuant to the Public Offering, the Corporation issued a total of 11,896,750 Common Shares at a price of C$1.45 per Common Share (the “Offering Price”) for gross proceeds to the Corporation of C$17,250,287.50, which includes the exercise, in full, by BMO of the over-allotment option granted by the Corporation to purchase an additional 1,551,750 Common Shares at the Offering Price.

The net proceeds of the Public Offering will be used for the Bécancour value added graphite project development, the Matawinie mine & concentrator detailed engineering and corporate general and administrative expenses.

In connection with the Public Offering, BMO received a cash commission of 6% of the gross proceeds of the Public Offering.

Under the Public Offering, Pallinghurst Graphite Limited (“Pallinghurst”) and Charles-Armand Turpin, insiders of the Corporation’s, purchased respectively 2,379,316 and 690,000 Common Shares, which constitutes “related parties transactions” within the meaning of Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions (“Regulation 61-101”) and TSXV Policy 5.9 – Protection of Minority Security Holders in Special Transactions. However, the directors of the Corporation who voted in favour of the Public Offering have determined that the exemptions from formal valuation and minority approval requirements provided for respectively under subsections 5.5(a) and 5.7(1)(a) of Regulation 61-101 can be relied on as neither the fair market value of the Common Shares issued to Pallinghurst and Charles-Armand Turpin nor the fair market value of the consideration paid exceed 25% of the Corporation’s market capitalization. None of the Corporation’s directors has expressed any contrary views or disagreements with respect to the foregoing.

A material change report in respect of these related parties transactions will be filed by the Corporation but could not be filed earlier than 21 days prior to the closing of the Public Offering due to the fact that the terms of the participation of each of the non-related parties and the related parties in the Public Offering were not confirmed.

The securities offered have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Copies of the Prospectus Supplement and the Base Shelf Prospectus are available on SEDAR at www.sedar.com. Copies of the Prospectus Supplement and the Base Shelf Prospectus may also be obtained by contacting BMO at Brampton Distribution Centre C/O The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2, by telephone at +1-905-791-3151, ext 4312 or by email at torbramwarehouse@datagroup.ca.

About Nouveau Monde

Nouveau Monde will be a key operator in the sustainable energy revolution. The Corporation is developing the only fully-integrated source of green battery anode material in the Western World. Targeting full-scale commercial operations by early 2023, the Corporation will provide advanced carbon-neutral graphite-based material solutions to the growing lithium-ion and fuel cell markets. With low-cost operations and the highest of ESG standards, Nouveau Monde will become a strategic supplier to the World’s leading battery and auto manufacturers, ensuring robust and reliable advanced material, while guaranteeing supply chain traceability.

Media	Investors

Julie Paquet	Christina Lalli
Director, Communications	Director, Investor Relations
Nouveau Monde	Nouveau Monde
+1-450-757-8905 #140	+1-438-399-8665
jpaquet@nouveaumonde.ca	clalli@nouveaumonde.ca

Cautionary Note Regarding Forward-Looking Information

All statements, other than statements of historical fact, contained in this press release including, but not limited to those relating to the the expected use of proceeds, the closing of the previously-announced C$5 million private placement, and the “About Nouveau Monde Graphite” paragraph which essentially describes Nouveau Monde’s outlook and objectives, constitute “forward-looking information” or “forward-looking statements” within the meaning of certain securities laws, and are based on expectations, estimates and projections as of the time of this press release.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Nouveau Monde as of the time of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. These estimates and assumptions may prove to be incorrect. Many of these uncertainties and contingencies can directly or indirectly affect, and could cause, actual results to differ materially from those expressed or implied in any forward-looking statements. Certain important estimates or assumptions by the Corporation in making forward-looking statements include. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that estimates, forecasts, projections and other forward-looking statements will not be achieved or that assumptions do not reflect future experience.

Forward-looking statements are provided for the purpose of providing information about management’s expectations and plans relating to the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of important risk factors and future events could cause the actual outcomes to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates, assumptions and intentions expressed in such forward-looking statements. All of the forward-looking statements made in this press release are qualified by these cautionary statements and those made in our other filings with the securities regulators of Canada. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Further information regarding Corporation is available in the SEDAR database (www.sedar.com) and on the Corporation’s website at: www.NouveauMonde.group

COMMUNIQUÉ DE PRESSE

Ne pas distribuer via les agences de presse américaines ni diffuser aux États-Unis

NOUVEAU MONDE ANNONCE LA CLÔTURE D’UN PLACEMENT PUBLIC PAR VOIE DE PRISE FERME SURSOUSCRIT

MONTRÉAL (QUÉBEC), 20 janvier 2021 – Nouveau Monde Graphite Inc. (« Nouveau Monde » ou la « Société ») (TSXV : NOU ; OTCQX : NMGRF ; Francfort : NM9) est heureuse d’annoncer qu’elle a procédé à la clôture de son placement public par voie de prise ferme (le « Placement public »), lequel fait partie du placement de 20 M$CA annoncé antérieurement. La Société s’attend à clôturer le placement privé de 5 M$CA annoncé antérieurement et lancé de manière concomitante au Placement public au début de février 2021.

Le Placement public a été réalisé par voie de prise ferme par BMO Marchés des capitaux (« BMO »), à titre d’unique preneur ferme, au moyen d’un supplément de prospectus daté du 15 janvier 2021 (le « Supplément de prospectus ») au prospectus simplifié préalable de base de la Société daté du 10 janvier 2019 (le « Prospectus préalable de base »).

Aux termes du Placement public, la Société a émis un total de 11 896 750 Actions ordinaires au prix de 1,45 $CA par Action ordinaire (le « Prix d’offre »), pour un produit brut à la Société de 17 250 287,50 $CA, ce qui inclut l’exercice intégrale par BMO de l’option de surallocation octroyée par la Société lui permettant d’acheter 1 551 750 Actions ordinaires additionnelles au Prix d’offre.

Le produit net du Placement public sera utilisé pour le développement du projet de graphite à valeur ajoutée de Bécancour, l’ingénierie détaillée de la mine et du concentrateur du projet Matawinie et les frais généraux et administratifs de la Société.

Dans le cadre du Placement public, BMO a reçu une commission en espèces égale à 6% du produit brut du Placement public.

Dans le cadre du Placement public, Pallinghurst Graphite Limited (« Pallinghurst ») et Charles-Armand Turpin, des initiés de la Société, ont souscrit respectivement à 2 379 316 and 690 000 Actions ordinaires, ce qui constituent des « opérations avec une personne apparentée » au sens du Règlement 61-101 sur les mesures de protection des porteurs minoritaires lors d’opérations particulières (le « Règlement 61-101 ») et au sens de la politique 5.9 de la Bourse - Mesures de protection des porteurs minoritaires lors d’opérations particulières. Cependant, les administrateurs de la Société qui ont voté en faveur du Placement public ont déterminé que les dispenses de l’obligation d’évaluation officielle et de l’approbation des porteurs minoritaires, prévus respectivement aux articles 5.5 a) et 5.7 1) a) du Règlement 61-101, peuvent être invoquées, car ni la juste valeur marchande des actions émises à Pallinghurst et Charles-Armand Turpin, ni la juste valeur marchande de la contrepartie payée pour ces Actions ordinaires ne dépassent 25 % de la capitalisation boursière de la Société. Aucun administrateur de la Société n’a exprimé d’opinion contraire ou de désaccord en lien avec ce qui précède.

Une déclaration de changement important relative à ces opérations avec une personne apparentée sera déposée par la Société dans un délai moindre que 21 jours avant la date prévue pour la clôture du Placement public en raison du fait que les modalités de participation des personnes non apparentées d’une part et des personnes apparentées d’autre part dans le cadre du Placement public n’étaient pas déterminées.

Les titres offerts n’ont pas été ni ne seront inscrits en vertu de la loi des États-Unis intitulée Securities Act of 1933, dans sa version modifiée, et, par conséquent, ils ne peuvent pas être offerts ni vendus aux États-Unis à moins que les titres ne soient inscrits ou qu’une dispense des exigences d’inscription n’ait été obtenue. Ce communiqué de presse ne constitue pas une offre de vente ou une sollicitation d’offre d’achat de titres, et aucun titre ne sera vendu dans une juridiction où une telle offre, sollicitation ou vente serait interdite par la loi.

Un exemplaire du Supplément de prospectus et du Prospectus préalable de base est disponible sur SEDAR à l’adresse www.sedar.com. Un exemplaire du Supplément de prospectus et du Prospectus préalable de base peuvent également être obtenus en contactant BMO au Centre de distribution de Brampton, attention : The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2, par téléphone au +1 905-791-3151, ext. 4312 ou par courriel à l’adresse torbramwarehouse@datagroup.ca.

À propos de Nouveau Monde

Nouveau Monde est en voie de devenir un acteur clé de la révolution des énergies durables. La Société développe la seule source pleinement intégrée de matériaux écologiques d’anodes pour batteries en Amérique du Nord. Ciblant un lancement de ses opérations commerciales à pleine capacité pour le début de l’année 2023, la Société fournira des solutions carboneutres avancées de matériaux à base de graphite pour les marchés en pleine expansion des piles à combustible et des batteries Li-ion. Avec ses opérations à faible coût et en respectant les plus hautes normes ESG, Nouveau Monde deviendra un fournisseur stratégique pour les grands fabricants de batteries et de véhicules partout dans le monde, assurant un approvisionnement robuste et fiable en matériaux avancés tout en garantissant la traçabilité de la chaîne d’approvisionnement.

Médias	Investisseurs

Julie Paquet	Christina Lalli
Directrice, Communications	Directrice, Relations avec les investisseurs
+1 450-757-8905, poste 140	+1 438-399-8665
jpaquet@nouveaumonde.ca	clalli@nouveaumonde.ca

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https://nouveaumonde.group/fr/investisseurs/#nouvelles

Mise en garde relative aux énoncés prospectifs

Tous les énoncés, autres que les déclarations de faits historiques, contenus dans le présent communiqué de presse, y compris, mais sans s’y limiter, ceux relatifs à l’utilisation prévue des produits, à la clôture du placement privé de 5 M$CA annoncé antérieurement ainsi que le paragraphe « A propos de Nouveau Monde » qui décrit essentiellement les perspectives et les objectifs de Nouveau Monde, constituent des « informations prospectives » ou des « énoncés prospectifs » au sens de certaines lois sur les valeurs mobilières, et sont fondés sur des attentes, des estimations et des projections en date du présent communiqué de presse.

Les énoncés prospectifs sont nécessairement fondés sur un certain nombre d’estimations et d’hypothèses qui, bien que considérées comme raisonnables par Nouveau Monde au moment où elles sont faites, sont par nature soumises à d’importantes incertitudes et contingences commerciales, économiques et concurrentielles. Ces estimations et hypothèses peuvent s’avérer incorrectes. Bon nombre de ces incertitudes et éventualités peuvent directement ou indirectement affecter, et pourraient faire en sorte que les résultats réels diffèrent sensiblement de ceux exprimés ou sous-entendus dans tout énoncé prospectif. Certaines estimations ou hypothèses importantes faites par la Société dans ses énoncés prospectifs. Il ne peut y avoir aucune garantie que les énoncés prospectifs s’avéreront exactes, car les résultats réels et les événements futurs pourraient différer da manière importante de ceux prévus dans ces énoncés.

De par leur nature même, les énoncés prospectifs impliquent des risques et des incertitudes inhérents, tant généraux que spécifiques, et il existe des risques que les estimations, prévisions, projections et autres énoncés prospectifs ne se réalisent pas ou que les hypothèses ne reflètent pas l’expérience future. Les énoncés prospectifs sont présentés dans le but de fournir des informations sur les attentes et les plans de la direction concernant l’avenir. Les lecteurs sont mis en garde de ne pas se fier indûment à ces énoncés prospectifs puisqu’un certain nombre de facteurs de risque importants et d’événements futurs pourraient entraîner des différences sensibles entre les résultats réels et les croyances, plans, objectifs, attentes, prévisions, estimations, hypothèses et intentions exprimés dans ces énoncés prospectifs. Tous les énoncés prospectifs figurant dans le présent communiqué de presse sont assujettis à ces mises en garde et à celles qui figurent dans nos autres documents déposés auprès des organismes de réglementation des valeurs mobilières du Canada. La Société décline toute intention ou obligation de mettre à jour ou de réviser tout énoncé prospectif ou d’expliquer toute différence importante entre les événements réels ultérieurs et ces énoncés prospectifs, sauf dans la mesure requise par la loi applicable.

La Bourse de croissance TSX et son fournisseur de services de réglementation (au sens attribué à ce terme dans les politiques de la Bourse de croissance TSX) n’assument aucune responsabilité quant à la pertinence ou à l’exactitude du présent communiqué de presse.

De plus amples renseignements concernant Nouveau Monde sont disponibles dans la base de données SEDAR (www.sedar.com) et sur le site internet de Nouveau Monde au : www.NouveauMonde.group/fr/